Exhibit 5.1

Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, CA 94111-3802, USA

Tel: +1 415 576 3000
Fax: +1 415 576 3099
www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe, Middle East

& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia*

Buenos Aires

Caracas

Guadalajara

Juarez

Mexico City

Monterrey

Porto Alegre*

Rio de Janeiro*

Santiago

Sao Paulo*

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

April 28, 2014

Silicon Laboratories Inc.

400 West Cesar Chavez

Austin, TX  78701

RE:         Silicon Laboratories Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Silicon Laboratories Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 3,550,000 shares of the Company’s common stock (the “Shares”), 3,100,000 of which are pursuant to the Company’s 2009 Stock Incentive Plan (the “2009 Stock Plan”) and 450,000 of which are pursuant to the Company’s 2009 Employee Stock Purchase Plan (the “2009 ESPP,” and, together with the 2009 Stock Plan, the “Plans”).  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the amendment and restatement of the Plans.  Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the 2009 Stock Plan or the 2009 ESPP, as the case may be, and in accordance with the Registration Statement, the Shares will be duly authorized, legally issued, fully paid and non-assessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

* Associated Firm	Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP

Silicon Laboratories Inc.	Page 2
April 28, 2014
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